Exhibit 10.39

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is by and between Vecco Instruments Inc., a Delaware corporation (the “Company”), and John F. Rein, Jr. (“Executive”).

RECITALS

A.            The parties hereto entered into an Employment Agreement dated effective April 1, 2003, which was amended by Amendments to Employment Agreement dated June 9, 2006 and September 16, 2008 (collectively, the “Agreement”) and desire to amend the Agreement as set forth herein.

B.            Capitalized terms used in this Amendment and not defined are defined in the Agreement.

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows, effective December 31, 2008; provided, however, that any provision below required to apply as of a date prior to December 31, 2008 in order for the Agreement to comply with IRC Section 409A shall be effective as of such earlier date:

1.             In Section 1 of the Agreement, the following paragraph is added to the definition of Termination for “Good Reason”:

Notwithstanding the foregoing, within a period of ninety (90) days after the initial existence of one of the foregoing conditions, Executive must notify the Company of the existence of such condition and the Company shall have a period of thirty (30) days after receipt of such notice within which to remedy the condition and, if the Company remedies such condition within such period, no Termination for Good Reason will be deemed to have occurred.

2.             Where the Agreement requires the following payments to be made to the Executive, the following rules shall apply, and any inconsistent provision in the Agreement shall be superseded:

(a)                                  The general release and waiver of claims in Section 4 of the Agreement must be signed by the Executive and returned within the reasonable time period designated by the Company, in order to assure that payment shall be made within 90 days after the Executive’s termination of employment. The Executive may not designate the taxable year of payment within such 90 day period.

(b)                                 To the extent that the Agreement provides for the reimbursement of specified expenses incurred by the Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Company in any taxable year of the Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

(c)                                  Annual bonus or incentive pay otherwise payable under the Agreement after the end of a bonus plan performance period shall be paid within 2½ months after the end of the calendar year (or, if applicable, the fiscal year of the Company) to which such bonus or incentive pay relates (or where performance is measured over more than one year, within 2½ months after the end of the last such year of the performance period).

(d)                                 The lump sum payment under Section 3(c) of the Agreement shall be payable at the time severance payments commence under Section 3(a) of the Agreement.

3.             Section 17 of the Agreement is modified by inserting the following paragraph at the beginning:

Each of the payments and benefits under Section 3 of this Agreement is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (1) any payments that become vested as a result of a qualifying termination that are made on or before the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the Executive’s taxable year during which the Executive’s termination of employment occurs, (2) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s termination and do not exceed the lesser of two times Base Salary or two times the limit under IRC Section 401(a)(17) then in effect, and (3) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of IRC Section 409A.

4.             Section 17 of the Agreement is further modified by inserting the following sentences at the end:

Notwithstanding anything to the contrary contained in this Section 17, if the Executive dies prior to the expiration of  the six month period set forth herein, payment of any amounts previously withheld due to application of this Section shall be paid to the Executive’s beneficiary as soon as practicable following the Executive’s death. Whether Executive is a “specified employee” within the meaning of IRC Section 409A to which the six month delay period may apply will be determined by Company policy.

IN WITNESS WHEREOF, this Amendment is executed to be effective on the date and year first above written.

VEECO INSTRUMENTS INC.

EXECUTIVE

By:

/s/ Authorized Signatory

/s/ John F. Rein, Jr.

DATE: December 31, 2008	DATE: December 29, 2008